Exhibit 99.1

NATIONAL COAL CORP. REPORTS THIRD QUARTER 2009 RESULTS

–	Third quarter revenues from Tennessee operations increased 19.0% to $22.1 million, up from $18.6 million during the year-ago quarter.

–	Tons of coal sold increased 5.9% to 286,447 tons up from 270,515 tons during the year-ago quarter.

–	The average price per ton increased 15.2% to $75.00 from $65.08 in the same year-ago quarter.

–	For the nine months ended September 30, 2009, net cash flows provided by operating activities improved and are reported at $6.6 million, versus a negative $3.6 million during the year-ago period.

Knoxville, Tenn. – (November 5, 2009) – National Coal Corp. (Nasdaq: NCOC), a Central and Southern Appalachian coal producer, reports that for the three months ended September 30, 2009, it achieved total revenues of $22.1 million based primarily on the sale of 286,447 tons of coal. In the same prior-year period, National Coal generated revenues of $18.6 million primarily through the sale of 270,515 tons of coal.

For the three months ended September 30, 2009, National Coal reported a net loss of $663,950 versus a net loss of $8.4 million during the year-ago quarter. The net loss of $663,950 consists of a loss from continuing operations of $4.5 million or a loss of $0.13/share, and income from discontinued operations, net of tax of $3.9 million or earnings of $0.11/share, which includes a gain on disposal of discontinued operations of $23.5 million. The net loss of $8.4 million during the year ago-quarter consists of a loss from continuing operations of $4.5 million or a loss of $0.14/share, and a loss from discontinued operations net of tax of $3.8 million or a loss of $0.11/share.

“Despite a number of economic challenges our results continue to strengthen and show improvement, most dramatically in our reduced loss and our improved cash flow,” says Daniel A. Roling, President and CEO of National Coal Corp. “As we look forward to the future we are mindful that even though our anticipated tons to be sold are less than originally contracted, we have not seen any further deterioration since mid summer. We continue to see opportunities for investing in our Tennessee operations and are planning to be well positioned to benefit when the market improves.”

During the three months ended September 30, 2009, the average selling price for coal sold from the Company’s Tennessee operations increased 15.2% from $65.08 per ton sold during the 2008 period to $75.00 per ton sold during the 2009 period, while tons sold also increased 5.9% from 270,515 tons in 2008 to 286,447 tons in 2009. During 2008, the Company successfully renegotiated several of its existing coal supply agreements resulting in an increased selling price per ton helping generate additional revenues from those contracts for its Tennessee operations in 2009.

The Company also reported a positive EBITDA of $3.5 million versus a negative EBITDA of $4.8 million reported in the year-ago quarter.

At September 30, 2009, the Company had available liquidity of $10.1 million, consisting of $6.0 million available under a short-term revolving credit facility and cash and cash equivalents of approximately $4.1 million. Cash flows provided by (used in) the Tennessee operations were $2.9 million and $(6.2) million for the nine months ended September 30, 2009 and 2008, respectively. “We are currently in discussions to extend the maturity date of our revolving credit facility, which is scheduled to mature on December 15, 2009,” said Roling. “We expect to conclude these negotiations within the next several weeks.”

8915 George Williams Rd.     Knoxville, TN 37923     865-690-6900 (phone)     865-691-9982 (fax)     www.nationalcoal.com

Roling explains the Company’s cash flow improvements, “Our ability to generate cash has been bolstered by better pricing. As I have said before, the integrity of our contracts has allowed us to move forward in this extremely challenging economic environment.”

In addition, the Company was successful during the quarter in securing a bonding program for its reclamation bonds with an insurance company permitting the release of approximately $4.4 million of restricted cash. Management continues to work towards better utilization of all its assets.

The Company produced 201,121 tons of coal during the quarter, a decrease of 24.0% versus the year ago quarter and a decrease of 14% from the prior quarter. The decline in production reflects both the weaker industry conditions and the Company’s continuing efforts to control costs, especially in the current economic environment. On a quarter-to-quarter basis, total tons decreased 14%, while total production costs declined only 4.5% resulting in higher per ton costs. Management anticipates further improvements in its costs in the fourth quarter.

Outlook

Year-to-date the Company invested approximately $5.5 million in equipment and mine development in its Tennessee operations and for the balance of the year, management expects to incur approximately $0.6 million to maintain existing assets in Tennessee. “Due to the continued weak demand for coal and the uncertainty of the economic recovery we have lowered our anticipated capital expenditures for the balance of the year. However, looking forward significant opportunity exists to increase production at the appropriate time to meet a recovery in demand for coal,” explains Roling.

Total domestic coal consumption has declined significantly – about 11.5% – so far this year, which will make it two years in a row for lower coal demand. This lower demand is being driven by a decline in electricity generation, which has declined about 4% through late October, following a decline of 3.9% during 2008. Given that almost 93% of all coal consumed in the Untied States is used to generate electricity, this fall off in demand for electricity has had a direct impact on coal demand. Year-to-date total coal production has declined about 7.5% while Appalachian production has declined 8.2%.

Roling says his opinion of the industry’s future is bullish. “Looking forward, I believe a recovery in economic activity will stimulate demand for both electricity and coal. Increases in consumption through 2010, even slight increases, should help reduce coal stockpile levels in the electric utility sector to more normal levels. With that said, I believe it is highly likely an improving economy will result in increased demand for energy, especially coal, among utilities, industrial customers, and steel companies resulting in a much stronger operating environment for coal producers.”

About National Coal Corp.

Headquartered in Knoxville, Tenn., National Coal Corp., through its wholly owned subsidiary, National Coal Corporation, is engaged in coal mining in East Tennessee. Currently, National Coal employs about 325 people. National Coal sells steam coal to electric utilities and industrial companies in the Southeastern United States. For more information and to sign-up for instant news alerts visit www.nationalcoal.com.

Information about Forward Looking Statements

This release contains “forward-looking statements” that include information relating to future events and future financial and operating performance. Examples of forward looking-statements include anticipated benefits of capital improvements and new mines, the anticipated reduction in future periods of costs associated with lower production in the current period, the Company’s negotiation of an extension of the maturity date of its revolving credit facility, and an anticipated strengthening coal market in the future. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: (i) the worldwide demand for coal; (ii) the price of coal; (iii) the price of alternative fuel sources; (iv) the supply of coal and other competitive factors; (v) the costs to mine and transport coal; (vi) the ability to obtain new mining permits; (vii) the costs of reclamation of previously mined properties; (viii) the risks of expanding coal production; (ix) the ability to bring new mining properties on-line on schedule; (x) industry competition; (xi) our ability to continue to execute our growth strategies; and (xii) general economic conditions. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

National Coal Corp.

Calculation of EBITDA

(Unaudited)

EBITDA is defined as net loss plus (i) other (income) expense, net, (ii) interest expense, (iii) depreciation, depletion, accretion and amortization minus (iv) interest income, and (v) income tax benefits. We present Adjusted EBITDA, including stock compensation expense and discontinued operations, net of tax, to enhance understanding of our operating performance. We use Adjusted EBITDA as a criterion for evaluating our performance relative to that of our peers, including measuring our cost effectiveness and return on capital, assessing our allocations of resources and production efficiencies and making compensation decisions. We believe that Adjusted EBITDA is an operating performance measure that provides investors and analysts with a measure of our operating performance and permits them to evaluate our cost effectiveness and production efficiencies relative to competitors. In addition, our management uses Adjusted EBITDA to monitor and evaluate our business operations. However, Adjusted EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America (“GAAP”) and may not be comparable to other similarly titled measures of other companies. Adjusted EBITDA should not be considered as an alternative to cash flows from operating activities, determined in accordance with GAAP, as indicators of cash flows. The following reconciles our net loss to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net loss	$(663,950)	$(8,389,873)	$(14,899,936)	$(27,562,983)
Other (income) expense, net	(39,324)	(23,653)	(63,944)	1,831,526
Interest income	(65,175)	(180,143)	(222,281)	(572,460)
Interest expense	1,910,496	1,616,725	5,037,908	5,626,763
Depreciation, depletion, amortization and accretion	2,392,606	2,141,220	7,528,951	7,035,844

EBITDA	3,534,653	(4,835,724)	(2,619,302)	(13,641,310)
Stock compensation expense	421,661	535,353	1,126,961	980,654
Discontinued operations, net of tax	(3,872,741)	3,841,312	1,485,157	8,153,317

Adjusted EBITDA	$83,573	$(459,059)	$(7,184)	$(4,507,339)

National Coal Corp.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2009	December 31, 2008
Assets
Current Assets:
Cash and cash equivalents	$4,060,409	$3,908,469
Restricted cash	1,374,643	—
Accounts receivable, net	1,227,488	474,351
Inventory	3,722,220	2,957,654
Prepaid and other current assets	1,312,315	1,282,777
Current assets of discontinued operations	—	9,751,877

Total Current Assets	11,697,075	18,375,128
Property, plant, equipment and mine development, net	42,389,955	43,674,758
Deferred financing costs	859,974	1,238,267
Restricted cash	7,543,608	11,338,137
Other non-current assets	1,469,247	1,562,901
Long-term assets of discontinued operations	—	71,620,026

Total Assets	$63,959,859	$147,809,217

Liabilities and Stockholders’ (Deficit) Equity
Current Liabilities:
Accounts payable	$13,280,165	$6,188,085
Accrued expenses	2,654,284	880,632
Borrowings under short-term line of credit	4,000,000	—
Current maturities of long - term debt	1,586,361	2,336,191
Current installments of obligations under capital leases	1,676,217	1,886,251
Current portion of asset retirement obligations	145,282	145,282
Deferred revenue	—	1,241,840
Current liabilities of discontinued operations	—	11,735,695

Total Current Liabilities	23,342,309	24,413,976
Long-term debt, less current maturities, net of discount	41,538,006	41,892,645
Obligations under capital leases, less current installments	175,549	1,314,188
Asset retirement obligations, less current portion	4,087,145	3,763,720
Deferred revenue	1,116,042	1,303,655
Other non-current liabilities	1,942,037	2,138,235
Long-term liabilities of discontinued operations	—	67,492,063

Total Liabilities	72,201,088	142,318,482

Stockholders’ (Deficit) Equity:
Common Stock, $.0001 par value; 80 million shares authorized; 34,379,889 and 34,184,824 shares issued and outstanding at September 30, 2009and December 31, 2008, respectively	3,437	3,418
Additional paid-in capital	115,938,899	114,770,946
Accumulated deficit	(124,183,565)	(109,283,629)

Total Stockholders’ (Deficit) Equity	(8,241,229)	5,490,735

Total Liabilities and Stockholders’ (Deficit) Equity	$63,959,859	$147,809,217

The Condensed Consolidated Balance Sheet as of December 31, 2008 was derived from Audited Financials.

See Accompanying Notes to Condensed Consolidated Financial Statements.

National Coal Corp.

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues:
Coal sales	$21,483,618	$17,604,657	$62,325,476	$49,084,206
Other revenues	637,181	976,683	2,400,759	2,340,838

Total revenues	22,120,799	18,581,340	64,726,235	51,425,044

Operating expenses:
Cost of coal sales (exclusive of depreciation, depletion, amortization and accretion)	20,028,882	16,457,270	58,295,500	48,735,619
Cost of services (exclusive of depreciation, depletion, amortization and accretion)	608,274	840,599	2,316,948	1,985,087
Depreciation, depletion, amortization and accretion	2,392,606	2,141,220	7,528,951	7,035,844
General and administrative	1,821,731	2,277,883	5,247,932	6,192,331

Total operating expenses	24,851,493	21,716,972	73,389,331	63,948,881

Loss from continuing operations	(2,730,694)	(3,135,632)	(8,663,096)	(12,523,837)

Other income (expense):
Interest expense	(1,910,496)	(1,616,725)	(5,037,908)	(5,626,763)
Interest income	65,175	180,143	222,281	572,460
Other	39,324	23,653	63,944	(1,831,526)

Other income (expense), net	(1,805,997)	(1,412,929)	(4,751,683)	(6,885,829)

Loss from continuing operations before income taxes	(4,536,691)	(4,548,561)	(13,414,779)	(19,409,666)
Income tax benefit	—	—	—	—

Loss from continuing operations	(4,536,691)	(4,548,561)	(13,414,779)	(19,409,666)
Income (loss) from discontinued operations, net of taxes	3,872,741	(3,841,312)	(1,485,157)	(8,153,317)

Net loss	(663,950)	(8,389,873)	(14,899,936)	(27,562,983)
Preferred stock dividend	—	(40,328)	—	(120,106)

Net loss attributable to common shareholders	$(663,950)	$(8,430,201)	$(14,899,936)	$(27,683,089)

Earnings (loss) per common share from continuing operations—basic and diluted	$(0.13)	$(0.14)	$(0.40)	$(0.64)

Earnings (loss) per common share from discontinued operations—basic and diluted	$0.11	$(0.11)	$(0.04)	$(0.26)

Earnings (loss) per common share—basic and diluted	$(0.02)	$(0.25)	$(0.44)	$(0.90)

Weighted average common shares outstanding	34,009,439	33,139,355	33,987,742	30,688,851

See Accompanying Notes to Condensed Consolidated Financial Statements.

National Coal Corp.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended September 30,
	2009	2008
Operating Activities
Net loss	$(14,899,936)	$(27,562,983)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Loss from discontinued operations, net of tax	1,485,157	8,153,317
Depreciation, depletion, amortization and accretion	7,528,951	7,035,844
Amortization of deferred financing costs	688,438	381,246
Amortization of debt discount	500,323	523,942
Gain on disposal of assets	(74,789)	(632)
Loss on sale of Straight Creek properties	—	413,843
Loss on extinguishment of debt	—	1,676,840
Settlement of asset retirement obligations	(41,469)	(70,925)
Stock option expense	1,126,961	980,654
Changes in operating assets and liabilities:
Accounts receivable	(753,137)	647,650
Inventory	(940,665)	(348,851)
Prepaid and other current assets	678,192	(44,206)
Other non - current assets	158,155	825,000
Accounts payable and accrued expenses	8,865,730	1,251,687
Deferred revenue	(1,241,840)	(187,614)
Other non - current liabilities	(196,198)	115,219

Net cash flows provided by (used in) operating activities from continuing operations	2,883,873	(6,209,969)
Net cash flows provided by operating activities from discontinued operations	3,676,903	2,608,789

Net cash flows provided by (used in) operating activities	6,560,776	(3,601,180)

Investing Activities
Capital expenditures	(5,445,127)	(5,967,415)
Proceeds from sale of Straight Creek properties	—	10,711,399
Decrease in restricted cash	2,419,886	5,034,465
Additions to prepaid royalties	(64,500)	(470,319)

Net cash (used in) provided by investing activities from continuing operations	(3,089,741)	9,308,130
Net cash used in investing activities from discontinued operations	(2,153,052)	(1,815,251)

Net cash (used in) provided by investing activities	(5,242,793)	7,492,879

Financing Activities
Proceeds from issuance of common and preferred stock	—	10,863,256
Proceeds from stock option exercises	—	1,037,125
Proceeds under short-term line of credit	5,000,000	—
Repayments of short-term line of credit	(1,000,000)	—
Repayments of long-term debt	(2,347,374)	(12,540,290)
Repayments of obligations under capital leases	(1,555,560)	(342,351)
Payments for deferred financing costs	(439,258)	(13,040)
Payment of deferred dividends	—	(114,216)

Net cash flows used in financing activities from continuing operations	(342,192)	(1,109,516)
Net cash flows used in financing activities from discontinued operations	(823,851)	(1,400,960)

Net cash flows used in financing activities	(1,166,043)	(2,510,476)
Net increase in cash and cash equivalents	151,940	1,381,223
Cash and cash equivalents at beginning of period	3,908,469	9,854,351

Cash and cash equivalents at end of period	$4,060,409	$11,235,574

Supplemental Cash Flow Information
Cash paid during the year for interest from continuing operations	$2,810,643	$4,094,437
Cash paid during the year for interest from discontinued operations	555,806	8,346,143
Non-cash investing and financing activities from continued operations:
Series A cumulative convertible preferred stock converted to common stock	$—	$3,346,650
Preferred stock effective dividends	—	131,712
Preferred stock dividends converted to common stock	—	120,107
10.5% Senior Secured Notes exchanged for common stock	—	12,735,848
Financed equipment acquisitions	34,852	1,579,938
Equipment acquired through obligations under capital leases	336,000	952,131
Asset retirement obligations incurred, acquired or recosted	—	158,300
Common stock issued for mineral rights	—	5,000,000
Non-cash investing and financing activities from discontinued operations:
Financed equipment acquisitions	$42,848	$1,866,386
Asset retirement obligations incurred, acquired or recosted	324,332	1,820,917
Interest and fees paid in-kind or financed	2,100,000	—
Equipment acquired through obligations under capital leases	—	181,050

See Accompanying Notes to Condensed Consolidated Financial Statements.